Exhibit 99.1

LMP Automotive Holdings, Inc. Purchases a $2,871,000 Luxury Fleet and Enters Into a Perpetual Software License for a Vehicle Subscription Service App for Its Upcoming Launch in the Apple App and Google Play Stores

February 19, 2020

PLANTATION, FL / ACCESSWIRE -- LMP Automotive Holdings, Inc. (NASDAQ:LMPX) (the “Company” or “LMP”), an e-commerce and facilities-based platform for consumers who desire to buy, sell, rent, subscribe for, or finance pre-owned and new automobiles, today announced that through its wholly-owned subsidiaries, LMP Finance, LLC and LMP Technologies, LLC, it closed a deal to purchase a luxury fleet of vehicles from Revolve Technology Company, Inc. (“Revolve”) for $2,871,000 and entered into a perpetual non-exclusive license for certain software code and other intellectual property with Revolve.

THE FLEET

The fleet consists of vehicles from Porsche, Mercedes Benz, Lexus, Land Rover, Tesla and other luxury automotive manufacturers. The Bancorp and Sutton Leasing have agreed to finance the acquisition.

The Technology

As part of the acquisition, LMP will pay $487,454 in common stock valued at the closing price of the Company’s common stock on February 19, 2020, and $525,000 in cash for a perpetual non-exclusive license to certain software code and other intellectual property for Revolve’s technology-enabled vehicle subscription service application which is currently available in the Apple App and Google Play Stores. Any enhancements to the software will be the exclusive property of LMP.

Sam Tawfik, the Company's Chairman and Chief Executive Officer, stated,“This license enables us to accelerate the launch of our app to the second quarter of this year in the Apple App and Google Play Stores. We intend to brand, integrate and build upon the acquired software, adding additional features and functionality with an eye towards enabling our current customers, future consumers, and those of any acquired dealership groups to complete the onboarding process online through their mobile device or desktop. The luxury fleet purchase, combined with our recent order of $41.4 million of vehicles, widens our product offering and inventory by adding Porsche, Mercedes Benz, Lexus, Land Rover, Tesla and other desirable brands to the South Florida market to fill our current and future demand. We intend to offer Revolve customers the option to return their vehicle to LMP, remain in their vehicle at a lesser cost in most cases, or swap it within our luxury subscription fleet.” Mr. Tawfik added, “We continue to see impressive consumer demand in our cost competitive subscription leasing business. Consumers view it as a flexible alternative to leasing or financing.”

About LMP Automotive Holdings, Inc. – “Buy, Rent or Subscribe, Sell and Repeat.”

LMP Automotive Holdings, Inc. (NASDAQ: LMPX) describes its business model as “Buy, Rent or Subscribe, Sell and Repeat.” This means that we “Buy” pre-owned automobiles primarily through auctions or directly from other automobile dealers, and new automobiles from manufacturers and manufacturer distributors at fleet rates. We “Rent or Subscribe” by either renting automobiles to our customers or allowing them to enter into our subscription plan for automobiles in which customers have use of an automobile for a minimum of thirty (30) days. LMP’s all-inclusive vehicle subscription membership includes monthly swaps and covers insurance, maintenance and upkeep. It offers the flexibility to upgrade your vehicle to a more premium model or downgrade for a lesser cost model when you like. We “Sell” our inventory, including automobiles previously included in our rental and subscription programs, to customers as well, and then we “Repeat” the whole process.

At LMP, we believe we can and intend to demonstrate rapid, efficient and profitable expansion and in a modern online-centric way. LMP is focused on acquiring dealer groups to create concentrated clusters of dealerships to derive maximum SG&A efficiency and redundancy, as well as expanded consumer product optionality. At the same time, we plan on maintaining each dealership’s local brand recognition and online presence while simultaneously presenting all new, used, subscription, and rental inventory on the main LMP sites to create one of the largest and most diverse online stores, enabling consumers multiple options for access to vehicles.

To learn more about Revolve’s fleet and technology, please see links below:

https://driverevolve.com/

https://www.youtube.com/watch?v=A2gUHlePNeQ

https://www.youtube.com/watch?v=KeF53iJuf6E

Media Contact:

John Mattio

President and Founder

Lamnia International

(203) 885-1058

jmattio@lamniacom.com

For more information visit: https://lmpmotors.com/.

FORWARD-LOOKING STATEMENTS:

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. Such statements include, but are not limited to, any statements relating to our expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. These statements may be preceded by, followed by or include the words “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “outlook,” “plan,” “potential,” “project,” “projection,” “seek,” “can,” “could,” “may,” “should,” “would,” will,” the negatives thereof and other words and terms of similar meanings. Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could negatively affect our business, operating results, financial condition and stock value. Factors that could cause actual results to differ materially from those currently anticipated include: our dependence upon external sources for the financing of our operations; our ability to effectively executive our business plan; our ability to maintain and grow our reputation and to achieve and maintain the market acceptance of our services and platform; our ability to manage the growth of our operations over time; our ability to maintain adequate protection of our intellectual property and to avoid violation of the intellectual property rights of others; our ability to maintain relationships with existing customers and automobile suppliers, and develop relationships; and our ability to compete and succeed in a highly competitive and evolving industry; as well as other risks described in our SEC filings. There is no assurance that any forward-looking statements will materialize. You are cautioned not to place undue reliance on forward-looking statements, which reflect expectations only as of this date. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

SOURCE: LMP Automotive Holdings, Inc.

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